EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) between Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), and Seth Kaufman (the “Executive”), is entered into as of July 20, 2023 (the “Effective Date”).

WHEREAS, the Company desires to employ, or to cause one of its affiliates to employ (such employing entity, the “Employer”), the Executive as its Chief Executive Officer and the Executive desires to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

TERM OF AGREEMENT AND EMPLOYMENT

Section 1.1. Employment and Acceptance. As of the Effective Date, the Employer shall employ the Executive, and the Executive shall accept such employment and serve the Employer and the Company, subject to the terms of this Agreement.

Section 1.2. Term. Notwithstanding anything in this Agreement to the contrary, the Executive’s employment under this Agreement shall be at-will and the Company, the Employer or the Executive may terminate the Executive’s employment for any reason or no reason at any time, subject to the obligations and termination provisions contained in ARTICLE 5 below.

ARTICLE 2

TITLE; DUTIES; TIME COMMITMENT; LOCATION

Section 2.1. Title. Beginning on the Effective Date, the Executive shall serve as the Company’s Chief Executive Officer. As Chief Executive Officer, the Executive shall perform his duties to the best of his ability, experience and talent, reporting directly to the Board of Directors of the Company (the “Board”), and shall adhere to the Employer’s and the Company’s written policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended. The Company shall cause the Executive to be nominated for election as a member of the Board at its shareholder meeting held in November 2024 and to be nominated for re-election as a member of the Board at the expiration of each then-current term. At all times during his employment under this Agreement when he is not serving as a member of the Board, the Executive shall be entitled to act as a non-voting Board observer entitled to attend all Board meetings, except for executive sessions or those meetings related to his own performance reviews or where his presence would create a conflict of interest.

Section 2.2. Time Commitment. During his employment under this Agreement, the Executive shall use his best efforts to promote the interests of the Company and, unless otherwise agreed to in writing by the Company, shall devote substantially all of his business time to the performance of his duties hereunder and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the prior written consent of the Board; provided that the foregoing shall not prevent the Executive from (a) participating in charitable, civic, educational, professional, community or industry affairs, or (b) managing the Executive’s passive personal investments, or (c) serving as a member of the board of directors of, or as a paid or unpaid advisor or consultant to (with time commitments comparable to those of a director), up to one other company at any given time in the future with the approval of the Board so long as such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder (including any obligations set forth in the Confidentiality Agreement) or create a potential business or fiduciary conflict (in each case, as determined reasonably by the Board).

Section 2.3. Location. During his employment under this Agreement, the Executive shall maintain a home office and an office at the Company’s headquarters in Santa Rosa, California. The Executive may work remotely but will travel as reasonably necessary to perform his duties hereunder, being mindful of the needs of customers, suppliers, employees and shareholders of, and other stakeholders in, the Company.

ARTICLE 3

COMPENSATION

Section 3.1. Base Salary. During his employment under this Agreement, the Employer shall pay the Executive a base salary at the annualized rate of $900,000 per year, which shall be subject to withholding and customary deductions and be payable in equal installments in accordance with the Employer’s then-customary payroll practices for its executives (the “Base Salary”), subject to review and adjustment by the Board (or a committee of the Board) from time to time.

Section 3.2. Annual Bonus. During his employment under this Agreement, the Executive shall be eligible to receive a discretionary annual bonus, as determined by the Board (or a committee of the Board), with a target bonus amount equal to 80% of the Base Salary (the “Target Bonus”). For fiscal year 2024, the Executive shall be entitled to receive a guaranteed minimum Annual Bonus of 80% of the Base Salary, without pro-ration. In all subsequent calendar years, the Annual Bonus is not guaranteed and shall be payable or not in the sole discretion of the Company based on a variety of factors, including but not limited to the achievement of Company and individual performance objectives (to be set by the Board (or a committee of the Board) in consultation with the Executive) and to the Executive otherwise meeting all Company bonus plan requirements. Except as otherwise set forth in this Agreement, the payment of any Annual Bonus described herein will be made at the same time annual bonuses are generally paid to other

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similarly situated employees of the Company and will be subject to the Executive remaining employed in good standing on the bonus payment date to receive a bonus.

Section 3.3. Signing Bonus. The Executive shall be eligible to receive a one-time signing bonus in an amount equal to $326,000, less applicable payroll deductions and required withholdings (the “Signing Bonus”). The Signing Bonus will be payable in two equal lump-sum installments with the first installment being paid on the six (6)-month anniversary of the Effective Date and the second installment being paid on the twelve (12)-month anniversary of the Effective Date, provided, in each case, that the Executive must be employed in good standing on each such date to receive the applicable installment.

ARTICLE 4

BENEFITS AND EXPENSES

Section 4.1. Benefit Plans and Programs. The Executive shall be entitled to participate in all benefit plans and programs generally available to other employees of the Employer on the same basis and to the same extent as other employees. Without limitation of the foregoing, the Executive shall be entitled to take unlimited paid vacation and sick time at such times as he deems reasonable, in his good faith judgement, subject to the reasonable needs of the Company’s business. Such paid vacation is not a form of additional wages, but rather a benefit that is important to the Executive’s well-being and he is encouraged to use it at his discretion. Paid time off shall not be subject to accrual. The Executive shall also be eligible for all other holiday and leave pay generally available to other similarly-situated executives of the Company.

Section 4.2. Corporate Housing. During his employment under this Agreement, the Company shall provide the Executive with corporate housing in the Santa Rosa, California area. To the extent the provision of such housing is treated as taxable to the Executive by the Company, the Company shall provide the Executive with an additional cash payment in an amount sufficient to reimburse the Executive for the payment of all Federal, state and local income, earnings and employment taxes on such taxable amount and on such gross-up amount (determined at the highest marginal rates for Federal, state and local income and earnings taxes applicable to the Executive).

Section 4.3. Business and Travel Expenses. During his employment under this Agreement, the Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in the course of performing his duties under this Agreement that are consistent with the Company’s policies as in effect from time to time with respect to business travel, entertainment and other business expenses, subject to the Executive’s presentation, at the Company’s request, of an itemized written statement and verification, and to any other Company requirements applicable generally with respect to reporting and documentation of such expenses. Notwithstanding the forgoing, the Executive shall be entitled to travel business class (and, if business class is not available on a specific flight (i.e., only two (2) classes of service), then first-class) on all air travel performed in connection with his services under this Agreement.

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Section 4.4. Automobile Allowance. During his employment under this Agreement, the Executive shall be entitled to receive an annual reimbursement for the Executive’s business usage of a personal automobile in an amount equal to $18,000.

ARTICLE 5

TERMINATION OF EMPLOYMENT

Section 5.1. Termination for Cause; Voluntary Termination without Good Reason; Disability; Death.

(a)
The Company or the Employer may terminate the Executive’s employment hereunder at any time for Cause (as defined in Section 8.17(a) of this Agreement) upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason (as defined in Section 8.17(d) of this Agreement) upon not less than forty-five (45) days’ prior written notice to the Company. As the result of any Disability suffered by the Executive, the Company or the Employer may, upon thirty (30) days’ prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b)
If the Executive’s employment is terminated pursuant to Section 5.1(a), then the Employer shall pay or provide to the Executive the following (collectively, the “Accrued Obligations”):
(i)
the Executive’s accrued but unpaid Base Salary through the final date of the Executive’s employment by the Employer (the “Termination Date”), payable on the Termination Date;
(ii)
any accrued and unreimbursed business expenses incurred prior to the Termination Date; and
(iii)
any amounts or benefits that are vested amounts or vested benefits (including, without limitation, equity compensation) or that the Executive is otherwise entitled to receive under any plan, program, policy or practice on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 5.2. Termination Without Cause or Resignation for Good Reason.

(a)
The Company or the Employer may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of Disability) upon written notice to the Executive. The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the definition thereof stated in Section 8.17(d) of this Agreement.

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(b)
If the Executive’s employment is terminated without Cause or for Good Reason, then, subject to Sections 5.3 and 5.4 of this Agreement, the Employer shall pay or provide to the Executive:
(i)
the Accrued Obligations;

(ii) payment of a sum equal to eighteen (18) months of the Executive’s annual Base Salary as of the Termination Date (the “Severance Payments”), such sum to be paid out to the Executive in monthly installments over eighteen (18) consecutive months, commencing on the next regular pay date of the Employer following the date the Release (as defined in Section 5.3 of this Agreement) becomes effective and is no longer subject to revocation, provided that, if the period during which the Executive may execute and revoke the Release includes portions of more than one calendar year, any monthly installments that would otherwise occur in the first calendar year shall be delayed until the second calendar year; and

(iii) if Executive elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay, or reimburse the Executive for, the premium for such coverage in accordance with COBRA, beginning the first day of the calendar month following Executive’s Termination Date and ending on (A) the eighteen (18)-month anniversary of such date, (B) the date the Executive ceases to be eligible for COBRA or (C) the date Executive, his spouse and eligible dependents, if applicable, commence coverage under another employer’s medical, dental and vision plans, whichever is sooner (such reimbursement, the “COBRA Benefit”).

Section 5.3 Release Agreement. The Employer’s payment of the Severance Payments and COBRA Benefit shall be contingent upon the Executive executing a release of claims against the Company, the Employer and their respective related parties in substantially the form attached hereto as Exhibit A (the “Release”) and the Release becoming effective (and no longer subject to revocation) within thirty (30) days following the Termination Date. It is understood and agreed that the Release becoming effective and no longer subject to revocation is an express condition precedent to the Employer’s obligations under Section 5.2(b)(ii) and Section 5.2(b)(iii).

Section 5.4 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s

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separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date, and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. The amounts to be reimbursed shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Executive’s lifetime and the lifetime of the Executive’s eligible dependents, and the Executive’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit. In no event whatsoever shall the Company or the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.5 Parachute Payments. In the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (each a “Payment” and all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced, but only to the extent that the Executive would retain a greater amount on an after-tax basis than the Executive would retain absent such reduction, such that the value of the Total Payments that the Executive is entitled to receive will be $1 less than the maximum amount which the Executive may receive without becoming subject to the Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and the Executive within fifteen (15) days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive. Any reduction in payments and/or benefits pursuant to this Section will occur in the following order: (a) cash payments; (b) equity-based payments that are taxable; (c) equity-based payments that are not taxable; (d) equity-based acceleration; and (e) other non-cash benefits payable to the Executive.

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ARTICLE 6

CONFIDENTIALITY

Section 6.1. Confidentiality. The Executive agrees to execute and be bound by the confidentiality agreement attached hereto and incorporated herein by reference as Exhibit B (the “Confidentiality Agreement”). The Executive expressly acknowledges and agrees that the Executive’s obligations under the Confidentiality Agreement shall survive the termination of this Agreement and of the Executive’s employment in accordance with the terms thereof.

ARTICLE 7

ARBITRATION

Section 7.1. Arbitration. The parties agree that, except as set forth in Section 8.3, any dispute, claim or controversy concerning the Executive’s employment or separation therefrom, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in California in accordance with the JAMS Employment Arbitration Rules & Procedures (a copy of which can be obtained from www.jamsadr.com/rules-employment-arbitration) or the then-current rules as adopted by the arbitration company agreed to by the Executive and the Company. The dispute will be decided by a single neutral arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator shall authorize discovery sufficient to adequately arbitrate the parties’ claims as determined by the arbitrator, including access to essential documents and witnesses. The decision of the arbitrator shall be made in writing and will be final, conclusive, and binding on the parties to the arbitration. To the extent allowed by law, the parties to this Agreement intend to arbitrate any disputes between them on an individual basis only. The parties agree that they shall not join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of the parties. The parties agree, to the extent required by law, that the Company will pay those costs specific to the arbitration process including the cost of the arbitrator. The parties agree, to the extent allowed by law, that the prevailing party in arbitration shall be entitled to recover fees and costs associated with the arbitration including, but not limited to, attorneys’ fees as determined by the arbitrator. Any disputes regarding whether the parties may pursue a class, collective, or representative action in arbitration are to be decided by a court of competent jurisdiction. For all other issues, the arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act.

ARTICLE 8
GENERAL PROVISIONS

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Section 8.1. Entire Agreement. This Agreement, when executed, contains a complete statement of all the terms of the arrangements between the Executive, on the one hand, and the Company, the Employer or any other affiliate of the Company, on the other hand, with respect to the Executive’s employment by the Employer and supersedes all other agreements and understandings, whether oral or in writing, between the parties hereto with respect to the Executive’s employment and service and the other subject matter hereof, except for any covenants or agreements regarding non-competition, non-solicitation, confidentiality and related matters that the Executive might also make in writing with or to the Company or the Employer (which covenants or agreements shall remain in full force and effect notwithstanding the execution of this Agreement). For the avoidance of doubt, Exhibit A and Exhibit B to this Agreement are part of this Agreement. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promises or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 8.2. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and, in the case of a courier service, upon the next business day after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Vintage Wine Estates, Inc.

937 Tahoe Boulevard

Incline Village, NV 89451

Attention: Patrick A. Roney

If to the Executive, to:

Seth Kaufman

[* * *]

Any person named above may designate another address by giving notice in accordance with this Section to the other person named above.

Section 8.3. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law. To the extent that any claim or action arising out of this Agreement or the Executive’s employment by the Company or the Employer or termination therefrom cannot be arbitrated under Section 7.1 of this Agreement, such claim or action shall be brought and heard

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in the state and federal courts of the State of California, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

Section 8.4. Waiver. Either party may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 8.5. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision into this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting or reducing it to be enforceable to the extent compatible with then-applicable law.

Section 8.6. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.

Section 8.7. Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 8.8. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns. This Agreement shall also be binding upon the Executive and inure to the benefit of the Executive and the Executive’s heirs, administrators, executors, and assigns. The Executive shall not assign or delegate his duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 8.9. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements, and other instruments, and shall take all other

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actions, as may be reasonably necessary or desirable to perform his or its obligations under this Agreement.

Section 8.10. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 8.10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 8.11. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of the Employer, the Company or one of their respective affiliates. None of the Company, the Employer or any of their respective affiliates shall be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company, the Employer or any of their respective affiliates shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title, or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company, the Employer or any of their respective affiliates, on the one hand, and the Executive or any other person, on the other hand. To the extent that any person acquires a right to receive payments from the Company, the Employer or any of their respective affiliates hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor. The Executive shall not look to the owners of the Company, the Employer or any of their respective affiliates for the satisfaction of any obligations of the Company, the Employer or any of their respective affiliates under this Agreement. Any obligation of the Employer or the Company under this Agreement may be satisfied by any affiliate of the Employer or the Company, respectively.

Section 8.12. Tax. The Employer or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Employer to satisfy all obligations for the payment of such withholding taxes. Notwithstanding any other provision of this Agreement, none of the Company, the Employer or their respective affiliates will be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to him hereunder, and the Executive will be responsible for any taxes imposed on him with respect to any such payment.

Section 8.13. Advisor Fees. Subject to the Executive’s presentation, at the Company’s request, of an itemized written statement and verification, and to any other Company requirements applicable generally with respect to reporting and documentation of expenses, the Executive shall

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be promptly reimbursed for all properly documented attorneys’ and tax advisors’ fees incurred by the Executive in connection with the Executive’s review and negotiation of the terms of this Agreement and any ancillary documents, in an amount not to exceed $15,000 in the aggregate.

Section 8.14. Whistleblowing. Notwithstanding anything in this Agreement (or in any related ancillary agreement or document or otherwise) to the contrary, nothing in this Agreement (or in any such ancillary agreement or document or otherwise) prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations; for purpose of clarification, the Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934. Further, no Company or Employer policy or individual agreement between the Company or the Employer and the Executive shall prevent the Executive from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., SEC, Equal Employment Opportunity Commission, National Labor Relations Board, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company and the Employer nonetheless assert and do not waive attorney-client privilege over any information appropriately protected by privilege.

Section 8.15. Clawback. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policies (if any) as may be in effect from time to time, including specifically as required to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

Section 8.16. Survival. The terms of ARTICLES 6 and 7 of this Agreement shall survive the termination of this Agreement and Executive’s employment hereunder.

Section 8.17. Definitions. The following definitions apply to this Agreement:

(a)
“Cause” means the Executive’s (i) indictment of, or guilty plea or plea of no contest to, a felony or other crime involving dishonesty, theft or moral turpitude; (ii) commission of a fraudulent or illegal act in respect of the Company or the Employer; (iii) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company or the Employer or intentional and repeated disregard by the Executive of lawful and reasonable directions given by the Board; (iv) failure to perform the Executive’s duties under this Agreement (other than any such

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failure resulting from illness or injury) that is, or reasonably could be expected to be, materially injurious to the business, operations or reputation of the Company or the Employer (monetarily or otherwise); (v) material violation of the Company’s or the Employer’s written policies or procedures in effect from time to time that is, or reasonably could be expected to be, materially injurious to the business, operations or reputation of the Company or the Employer (monetarily or otherwise); or (vi) material breach of the Executive’s representations, warranties, covenants and other obligations under the this Agreement; provided, however, to the extent that any failure, violation or breach described in clauses (iv), (v) or (vi) is able to be cured, then such violation, failure or breach shall not constitute “Cause” unless the Company provides the Executive with written notice of such violation, failure or breach and the Executive fails to cure such violation, failure or breach within thirty (30) days of receipt of such notice.

(b)
“Code” means the Internal Revenue Code of 1986, as amended.

(c)
“Disability” means a determination by the Company in accordance with applicable law that because of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one-hundred-twenty (120) days (whether consecutive or non-consecutive) during any twelve (12)-month period.

(d)
“Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive: (i) a material reduction in the Executive’s Base Salary or Target Bonus opportunity; (ii) a material diminution in the Executive’s title, duties, authorities, or responsibilities; (iii) the Company’s or the Employer’s material breach of the Company’s or the Employer’s obligations under this Agreement or any other material written agreement between the Executive and the Company or the Employer; or (iv) any requirement that the Executive relocate his principal executive office or residence to a location that is more than twenty (20) miles from such location on the Effective Date. “Good Reason” shall not be deemed to exist, however, unless (1) the Executive shall have given written notice to the Company specifying in reasonable detail the Company’s or the Employer’s acts or omissions that the Executive alleges constitute “Good Reason” within sixty (60) days after the first occurrence of such circumstances and the Company and the Employer shall have failed to cure any such act or omission within thirty (30) days of receipt of such written notice, and (2) the Executive actually terminates employment within thirty (30) days following the expiration of the Company’s or the Employer’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

COMPANY

VINTAGE WINE ESTATES, INC.

By: /s/ Patrick Rooney_______

Name: Patrick Roney

Title: Executive Chairman of the Board

EXECUTIVE

_/s/ Seth Kaufman________
Name: Seth Kaufman

Exhibit

Exhibit A (Employee Confidentiality and Intellectual Property Assignment Agreement)

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EXHIBIT A

FORM OF RELEASE

This Release (this “Release”) is dated _____________, 20__, by Seth Kaufman (“Executive”) in favor of the Releasees (as defined below).

WHEREAS, pursuant to the Employment Agreement (the “Employment Agreement”), by and between Executive and Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), dated June ___, 2023, the Employer (as defined in the Employment Agreement) has agreed to pay Executive the consideration described in the Employment Agreement (the “Severance”), subject to the terms and conditions described in the Employment Agreement; and

WHEREAS, pursuant to the Employment Agreement, Executive is required to execute and not revoke this Release as provided in the Employment Agreement in order to receive the Severance.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive agrees as follows:

1.
Release in Full of All Claims. In exchange for the Severance and other good and valuable consideration as provided in accordance with the terms of the Employment Agreement, Executive, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company and the Employer, including their respective past or present employees, officers, directors, managers, trustees, board members, stockholders, agents, direct or indirect affiliates, parent entities, subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses arising on or prior to the date Executive signs this Release, including, but not limited to, those that in any way arise from, grow out of, or are related to Executive’s employment with the Company, the Employer or any of their affiliates and subsidiaries or the termination thereof. By way of example only and without limiting the immediately preceding sentence, Executive agrees that he is releasing, waiving, and discharging any and all claims against the Company, the Employer and the other Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991, Section 1981 of the Civil Rights Act of 1870, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, and applicable state laws, including, but not limited to, the California Fair Employment and Housing Act (Cal. Govt. Code § 1290 et seq.); the California Worker Adjustment and Retraining Notification Act; the Unruh Civil Rights Act (Cal. Civil Code §§ 51 to 51.3); the California Government Code; the California Labor Code; the California Business and Professions Code; the California Family Rights Act (Cal. Govt. Code §

12945.1 et seq.); the California Constitution; applicable California Industrial Welfare Commission Wage Orders; the New Jersey Law Against Discrimination (N.J. Stat. Ann. §§ 10:5-12 et seq.); the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. §§ 34:19-1 et seq.); the New Jersey Civil Rights Act (N.J. Stat. Ann § 10:6-2); the New Jersey Family Leave Act (N.J. Stat Ann. §§ 34:11B-1 et seq.); the New Jersey Wage and Hour Law (N.J. Stat. Ann. §§ 34:11-56a et seq.); the New Jersey Workers’ Compensation Law’s anti-retaliation provisions (N.J. Stat. Ann. § 34:15-39.1 et seq.); the New Jersey Wage Payment Law (N.J. Ann. Stat. §§ 34:11-2 et seq.); the New Jersey Security and Financial Empowerment Act (N.J. Stat. Ann. §§ 34:11c-1 et seq.); the New Jersey Family Leave Insurance provisions (N.J. Ann. Stat. §§ 43:21-37 et seq.); the New Jersey Earned Sick Leave Law (N.J. Ann. Stat. §§ 34:11d-1 et seq.); the New Jersey Construction Safety Act (N.J. Ann. Stat. §§ 34:5-166 et seq.); the New Jersey Worker Health and Safety Act (N.J. Ann. Stat. §§ 36:6A-1 et seq.); the Jake Honig Compassionate Use Medical Cannabis Act (N.J. Ann. Stat. §§ 24:6I-1 et seq.); and Section 34:6B-1 of the New Jersey Code prohibiting discrimination against persons who do or do not use tobacco, in each case, as amended (if applicable); or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, (xiv) breach of implied covenant of good faith, or (xv) claims under any of the Releasees’ policies or practices; provided, however, that Executive specifically does not release any rights or claims to unemployment compensation or workers’ compensation benefits.

Notwithstanding the foregoing, Executive does not: (A) give up his right to any benefits to which he is entitled under any retirement plan of the Company or the Employer (or an affiliate thereof) that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; (B) give up his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended; (C) give up his rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission (the “SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934; (D) give up his rights to enforce the terms of the Employment Agreement and this Release; and/or (E) release any claims to challenge the validity of this Release under the ADEA or any claims that Executive cannot waive by operation of law. Nothing contained herein shall be construed to prohibit Executive from filing a charge with or participating in any investigation by the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental or administrative agency or participating in investigations by that entity or any other governmental or administrative agency. However, Executive acknowledges that this Release waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay, or reinstatement. Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Release, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.

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Executive agrees that no fact, event, circumstance, evidence or transaction, which could now be asserted or which may hereafter be discovered, shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Executive acknowledges that Executive fully understands the following provisions of Section 1542 of the California Civil Code:

A general release does not extend to claims THAT the creditor OR RELEASING PARTY does not know or suspect to exist in his or her favor at the time of executing the release AND THAT, if known by him or her, WOULD have materially affected his or her settlement with the debtor OR RELEASed PARTY.

Executive expressly and voluntarily waives each and all claims, rights or benefits Executive has or may have under Section 1542 of the California Civil Code to the fullest extent that Executive may lawfully waive such claims, rights and benefits in connection with this Release. Executive further acknowledges and agrees that California Labor Code Section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:

“No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.”

2.
No Admission of Wrongful Conduct. Executive hereby acknowledges and agrees that, by the Employer providing the consideration described above and entering into this Release, the Company and the Employer, including their respective past or present employees, officers, managers, directors, trustees, board members, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, assigns, or other representatives, and the other Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Executive or his heirs, executors, administrators, assigns, agents, or other representatives.

Executive and the Company further understand and agree that the Employment Agreement and this Release shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit the Employment Agreement and this Release to any appropriate forum in the event of an alleged breach of the Employment Agreement and this Release or a claim by either party concerning the enforceability or interpretation of the Employment Agreement and this Release.

3.
ADEA/OWBPA Waiver & Acknowledgement. Executive understands that this Release includes a release of any claims he may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., against any of the Releasees that may have existed on or prior to the date upon which Executive executes this Release. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Executive wishes to waive any and all claims under the ADEA that Executive may have against any of the Releasees as of the date upon which Executive executes this Release, and hereby waives such claims. Executive understands that any claims under the ADEA that may arise after the date this Release is executed by Executive are not waived. Executive acknowledges that he is receiving

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consideration for the waiver of any and all claims under the ADEA to which he is not already entitled.

Executive, pursuant to and in compliance with the rights afforded him under the Older Workers Benefit Protection Act: (a) is advised to consult with an attorney before executing this Release; (b) has, at his option, at least twenty-one (21) days to consider this Release; (c) may revoke this Release at any time within the seven (7)-day period following his execution of this Release (the “Revocation Period”); (d) is advised that this Release shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that he is not waiving claims that may arise after the date on which he executes this Release.

Executive may revoke this Release by delivering a written notice of revocation to [name of contact], [contact title] at [contact address] or by email at [contact email address]. For this revocation to be effective, such written notice must be received by such person at the address set forth above no later than the close of business on the seventh (7th) day after Executive signs this Release. If this Release is not revoked within the Revocation Period, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period. Executive understands and acknowledges that if he revokes this Release within the Revocation Period, Executive will not receive any Severance and will be required to repay any Severance previously paid.

4.
Governing Law. This Release shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of California.
5.
Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision. Notwithstanding the foregoing, if this Release is invalidated, the Employer shall have no obligation to pay any Severance.
6.
Voluntary Execution. Executive acknowledges that he is executing this Release voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Release. Further, Executive acknowledges that he has received a copy of this Release on June ___, 2023, and has had an opportunity to carefully review this Release with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Release prior to signing. Subject to Section 8.13 of the Employment Agreement, Executive will be responsible for any attorneys’ fees incurred in connection with the review of this Release by his attorneys. This Release may be executed in counterparts and by signatures transmitted by fax or email. Executive acknowledges that this Release may not be executed prior to Executive’s last day of employment, and if Executive executes this Release prior to his last day of employment, it is null and void. The offer to enter into this Release shall remain open for twenty-one (21) days following Executive’s last day of employment, after which time it shall be deemed withdrawn without further action or notice by the Company. Executive will not receive any Severance if this Release is not executed

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on or prior to the twenty-first (21st) day following his last day of employment and will be required to repay any Severance previously paid.
7.
No Assignment of Claims. Executive hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.
8.
Successors and Assigns. This Release shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that such transferee or successor assumes the liabilities of the Company hereunder.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Dated: _____________________________ _________________________________

Name: Seth Kaufman

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EXHIBIT B

Employee Confidentiality and Intellectual Property Assignment Agreement
(this “Agreement”)

1. Confidentiality. While working or performing services for Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), Seth Kaufman (the “Executive”) may develop or acquire knowledge in the Executive’s work or from directors, officers, employees, agents or consultants of the Company, of Confidential Information (as hereinafter defined) relating to the Company, its business and/or its potential business. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding customer lists, pricing, customer contracts, employee evaluations and employee performance information, trade practices, source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, supplier, collaborator/partner or distributor information, product development and project procedures. Confidential Information does not include general skills, experience or information that is (a) known to the Executive prior to his employment by the Company, or (b) generally available to the public or generally known in the Company’s industry, other than information that has become generally available as a result of the Executive’s direct or indirect act or omission in violation of this Agreement.

With respect to Confidential Information of the Company:

(a) The Executive will use Confidential Information only in the performance of the Executive’s duties for the Company. The Executive will not use Confidential Information at any time (during or after Executive’s employment with the Company) for the Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company;

(b) The Executive will not disclose Confidential Information at any time (during or after Executive’s employment with the Company) except (i) in the course of the Executive’s employment by, and for the benefit of, the Company, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (iii) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof), provided that the Executive shall, unless he is legally prohibited from doing so, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempt by the Company to obtain a protective order or similar treatment;

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(c) The Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal;

(d) The Executive will safeguard the Confidential Information by all reasonable steps and abide by all written policies and procedures of the Company in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes; and

(e) The Executive will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company to the Company when the Executive’s employment relationship with the Company terminates or otherwise on demand. The Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company.

2. Assignment of Developments. The Executive represents that he will disclose promptly and fully to the Company and to no one else: (a) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by the Executive (“Developments”), solely or jointly with others, during the course of the Executive’s employment with the Company that (i) are related to any of the products or services being researched, developed, distributed, manufactured or sold by Company or which may be used in relation therewith or (ii) result from tasks assigned to the Executive by the Company; and (b) any Development made using the time, materials or facilities of Company, even if such Development does not relate to any of the products or services being researched, developed, distributed, manufactured or sold by the Company and may not be used in relation therewith. The Executive agrees that all such Developments listed above and the benefits thereof have been, are and shall immediately continue to become the sole and absolute property of the Company from conception, as “works made for hire” (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. The Executive has no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in the Company, the Executive hereby irrevocably assigns to the Company all of the Executive’s right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that the Executive has, may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related

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to such Developments, benefits and/or rights at the request of the Company. The Executive also hereby assigns to the Company, or waives if not assignable, all of the Executive’s “moral rights” in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company. The Executive agrees to assist the Company without charge for as long thereafter as may be necessary: (1) to apply, obtain, register and renew for, and vest in, the Company’s benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that the Company is unable to secure the Executive’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by the Executive. The parties acknowledge this Section may not apply to any Developments that qualify fully under Section 2870 of the California Labor Code. The Executive shall, however, disclose in writing by attaching to this Agreement a list of any Developments that the Executive believes meet the criteria of Section 2870 (indicating whether the Executive believes that such Developments are covered by Section 2870). The Company shall hold any such disclosure in confidence in accordance with the provisions of this Agreement. Attached hereto as Exhibit 1 is a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by the Executive prior to the date hereof to which the Executive has any right, title or interest, which are subject to California Labor Code Section 2870 and which relate to the Company’s proposed business, products, or research and development. The items on Exhibit 1, and only those items, shall be excluded from the restrictions set forth in this Agreement.

3. Exception to Assignments. IF THE EXECUTIVE IS HIRED BY THE COMPANY TO PRIMARILY PERFORM SERVICES IN CALIFORNIA, THEN THE PROVISIONS OF SECTION 2 REQUIRING ASSIGNMENT DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS ATTACHMENT 1. The Executive understands that nothing in this Agreement is intended to expand the scope of protection provided to the Executive by the code section attached as Attachment 1. Further, if the Executive is hired by the Company to primarily perform services in a state other than California, to the extent that state has any law similar to that set forth in Attachment 1, the applicable state law restrictions shall apply to this Agreement.

4. Obligations to Other Persons. The Executive represents and warrants that he is not a party to or otherwise bound by any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity that would prohibit, limit or conflict with the performance of the Executive’s duties to the Company. The Executive shall not disclose to the Company or induce the Company to use any secret or confidential information or material belonging to others, including, without limitation, the Executive’s former employers, if any.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June ___, 2023.

COMPANY

VINTAGE WINE ESTATES, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

EXECUTIVE

______________________________
Name: Seth Kaufman

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EXHIBIT 1

None.

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ATTACHMENT 1

Sections 2870 to 2872 of the Labor Code of the State of California provide that:

Section 2870:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 2871: No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Section 2872: If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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